Exhibit 99.1

Battalion Oil Corporation Announces
Acquisition By Fury Resources, Inc.

December 15, 2023 08:55 ET | Source: Battalion Oil Corporation

Houston, Texas, Dec. 15, 2023 (GLOBE NEWSWIRE) –

Battalion Oil Corporation (NYSE American: BATL) (“Battalion” or the “Company”) announced today that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fury Resources, Inc. (“Buyer” or “Parent”), pursuant to which Parent will acquire all of the outstanding shares of Common Stock of the Company (the “Common Stock”), for $9.80 per share in cash (the “Merger Consideration”), which represents a total transaction value of approximately $450 million. The Preferred Stock of the Company held by Luminus Management LLC and funds and accounts managed by Oaktree Capital Management, L.P., or their respective affiliates (collectively, the “Rollover Stockholders”), will be contributed to Buyer in exchange for new preferred shares of Buyer, or sold to Buyer for cash, in each case at a valuation based on the conversion or redemption value of such Preferred Stock.

The transaction is expected to close in the first quarter of 2024, subject to various closing conditions. Such conditions include customary closing conditions, such as the approval of Battalion’s stockholders.

Parent has received debt commitments from Fortress Credit Corp. and AI Partners Asset Management Co., Ltd to finance a portion of the Merger Consideration under the Merger Agreement.

In connection with the transaction, the Rollover Stockholders, who collectively own 61.61% of the Common Stock of the Company, entered into a Voting Agreement with Buyer pursuant to which they have agreed, among other things, to vote 6,254,652 of their shares of Common Stock, which in the aggregate represents 38% of the total voting power of the shares of capital stock of the Company, in favor of adopting the Merger Agreement.

For Battalion, Houlihan Lokey Capital, Inc. acted as financial advisor and Mayer Brown LLP is acting as legal counsel. Jefferies LLC acted as financial advisor and K&L Gates LLP is acting as legal counsel to the Buyer.

Avi Mirman, Executive Chairman of the Board of Parent commented, “We are excited to announce this transaction with Battalion and believe we are well positioned to drive value growth for our investors as we return the asset to active development. It has been a pleasure working with the Battalion team on this transaction, and we look forward to continuing that work as we move toward a successful close.

The acquisition of Battalion represents a return to the Delaware Basin for our team, which now includes Battalion’s former CEO Richard Little. Our team has a strong understanding of the subsurface as well as the capital constraints that have previously hampered the Company’s ability to exploit this asset. With the benefit of a newly revived balance sheet, we believe we can leverage our deep knowledge of the basin and combined operational excellence to fully unlock the asset’s potential. Additionally, we are excited to explore the opportunities provided to the Company through its joint venture with Caracara. By offering the ability to drill locations with higher H2S volumes, this joint venture will allow the company to exploit additional drilling and acquisition opportunities which may not be available to others in the region.

As part of this transaction, several of Battalion’s major shareholders have agreed to reinvest proceeds from this sale into the ongoing business. We view this as a vote of confidence in our ability to develop this asset and drive profitable growth. This acquisition represents a compelling value proposition for our investors and we are eager to get to work.”

Matt Steele, Battalion CEO, commented, “It has been a pleasure working with Avi Mirman and his team to get the transaction to this point. Avi has a plan to become a premier player in the Delaware Basin. With the additional investment capital provided by the transaction, the company will finally be in a position to fully develop the Battalion asset base and position the company, its investors, and its employees for success.”

About Battalion

Battalion Oil Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

About Fury

Fury Resources, Inc. (“Fury Resources”) is a privately held exploration and production company focused on value creation through the acquisition and exploitation of assets in the Permian Basin. The team is comprised of core individuals who are long-term oil and gas veterans, and have in the past successfully grown Lilis Energy, Inc., a struggling $3MM market cap exploration and production company, to well over $550MM, by the acquisition, organic growth, and development of Permian Basin properties. With expertise and talent in the team, Fury Resources is positioned and capitalized to grow in the area organically and through future acquisitions. To learn more, visit Fury Resource’s website at www.furyresources.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements”. All statements included in this press release other than statements of historical fact, including, but not limited to, forecasts or expectations regarding the transaction are forward-looking statements. Forward-looking statements are based on current expectations and assumptions about future events and currently available information as to the outcome and timing of future events. Such statements are inherently subject to numerous business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond Battalion’s control. No assurance can be given that such expectations will be correct or achieved or that the assumptions are accurate or that any transaction will ultimately be consummated. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which such statement is made. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Battalion’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Except as otherwise required by applicable law, Battalion undertakes no obligation to publicly correct or update any forward-looking statement whether as a result of new information, future events or circumstances after the date of this report, or otherwise.

Additional Information About the Transaction

Battalion will furnish to the U.S. Securities and Exchange Commission (the “SEC”) a current report on Form 8-K regarding the transaction, which will include the Merger Agreement as an exhibit thereto. All parties desiring details regarding the Merger are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

In connection with the transaction, Battalion will prepare and mail to its stockholders a proxy statement that will include a copy of the Merger Agreement. In addition, in connection with the transaction, Battalion and certain other participants in the transaction will prepare and disseminate to the Battalion’s stockholders a Schedule 13E-3 Transaction Statement that will include Battalion’s proxy statement (the “Schedule 13E-3”). The Schedule 13E-3 will be filed with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE SCHEDULE 13E-3 AND OTHER MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BATTALION, THE TRANSACTION, AND RELATED MATTERS. Stockholders will also be able to obtain these documents, as well as other filings containing information about Battalion, the transaction and related matters, without charge from the SEC’s website (http://www.sec.gov).

Battalion and Fury Resources, their respective directors and certain of their respective executive officers and other employees may be deemed to be participants in the solicitation of proxies from Battalion’s stockholders with respect to the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Schedule 13E-3 and proxy statement when filed with the SEC.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities, and it is not a substitute for any proxy statement or other materials that may be filed with or furnished to the SEC should the proposed merger proceed.

Contact

BATTALION OIL CORPORATION
Matthew B. Steele
Chief Executive Officer
832-538-0300
www.battalionoil.com

FURY RESOURCES, INC.
Avi Mirman
Executive Chairman of the Board
631-704-7744
info@furyresources.com